Exhibit 10.1

August 10, 2016

Roberto de Guardiola

Chairman, Compensation Committee

American Farmland Company

RE:Transaction Bonus.

Dear Mr. de Guardiola:

This letter agreement (this "Agreement") confirms the understanding by and between American Farmland Company (the "Company") and me.

In recognition of my service to the Company and as consideration for my continued service and the execution of the Restrictive Covenant Agreement in Annex A, upon the occurrence of a Transaction (as described on Annex B), the Company shall pay, or cause to be paid, to me an amount equal to one million dollars ($1,000,000) payable within 5 days following the Transaction (the "Transaction Bonus"). I shall be responsible for all state, federal, local and other taxes payable with respect to such amount.

If the Agreement reflects our understanding, please countersign and return it to me.

Yours sincerely,

/s/ D. Dixon Boardman
D. Dixon Boardman
Dated and Effective: August 23, 2016
AMERICAN FARMLAND COMPANY
/s/ Roberto de Guardiola
Name: Roberto de Guardiola
Title: Chairman, Compensation Committee
Date: August 23, 2016

ANNEX A

RESTRICTIVE COVENANTS AGREEMENT

As consideration for, and as a condition to receipt of, the Transaction Bonus that American Farmland Company (the "Company") is awarding to D. Dixon Boardman ("Director") pursuant to the letter attached hereto, Director hereby agrees to the terms and conditions of this Restrictive Covenants Agreement (this "Agreement") as follows:

1.Definitions.

(a)"Business of the Company" means the owning, investing in or financing of income-producing farmland real estate through use of a Real Estate Investment Trust.

(b)"Confidential Information" means non-public, proprietary, confidential or trade secret information of the Company including, but not limited to, certain or all of the methods, information, systems, plans for acquisition or disposition of property, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company.

(c)"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship, other business organization, business trust, union, association or governmental or regulatory entities, department, agency or authority.

(d)"Restricted Area"  means any state in the United States.

(e)"Restricted Period" means the period during which Director is a director of the Company and for twenty-four (24) months following the Director's last day as a director of the Company.

2.Restrictive Covenants.

(a)Representations.  Director acknowledges and agrees that the Business of the Company is competitive and Director's position with the Company has required, and will continue to require, Director to have access to, and knowledge of, Confidential Information, which is of vital importance to the success of the Business of the Company.

(b)Noncompetition.  Director acknowledges and agrees that, during the Restricted Period, Director will not, directly or indirectly, unless authorized by the Company, become employed by or serve on the board of directors of, any Person that engages or is preparing to engage in the Business of the Company within the Restricted Area.

(c)Reasonableness of Restrictions.  Director acknowledges and agrees that enforcement of the covenant in Section 2(b) is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the Business of the Company, the restrictions set forth in Section 2(b) are reasonable as to geography, duration and scope.

3.Liquidated Damages.  In the event of Director's breach of this Agreement, the Company shall be entitled to claw back the Transaction Bonus, as liquidated damages and not as a penalty, on a pro-rata basis pursuant to the following formula:  $41,667 x (24 – # of months from Director's last day as director).

4.Injunctive Relief.  Director agrees that the Company would suffer irreparable harm if Director were to breach, or threaten to breach, Section 2(b) of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Director further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Director from breaching this Agreement.  This Section 4 shall not, however, diminish the right of the Company to claim and recover damages pursuant to Section 3.

5.Severability; Blue Penciling.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.  Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

6.Captions.  The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

7.Waiver.  The failure of the Company to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of the Company to enforce the same.  Waiver by the Company of any breach or default by Director of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

8.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company, any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns.  Director may not assign Director's obligations under this Agreement.

9.No Oral Modification.  This Agreement may not be changed orally, but may be changed only in a writing signed by the Director and a duly authorized representative of the Company.

10.Entire Agreement.  This Agreement sets forth the entire agreement between the Company and Director with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between the Company and Director with respect to its subject matter.  Director and the Company represent that, in executing this Agreement, the Director and the Company have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

11.Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.  In any action brought by the Company under or relating to this Agreement, the Director consents to exclusive jurisdiction and venue in the federal and state courts in the State of New York.  In any action brought by the Director under or relating to this Agreement, the Company consents to the exclusive jurisdiction and venue in the federal and state courts of the State of New York.

IN WITNESS WHEREOF, the Company and Director have caused this Agreement to be executed as of the below-written dates.

Director	American Farmland Company

/s/ D. Dixon Boardman	By:	/s/ Roberto de Guardiola
Name: D. Dixon Boardman		Roberto de Guardiola
Chairman, Compensation Committee

Date: August 23, 2016		Date: August 10, 2016

ANNEX B

"Transaction" means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(b) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries; or

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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